Exhibit 23.1

Live Ventures Incorporated

Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-198205) of Live Ventures Incorporated of our report dated February 6, 2020, relating to the consolidated financial statements of Live Ventures Incorporated, which appear in this Form 10-K.

/s/ WSRP, LLC

Salt Lake City, Utah

February 6, 2020